UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
 ____________________
Date of Report (Date of earliest event reported): April 24, 2013
Accenture plc
(Exact name of Registrant as specified in its charter)

Ireland	001-34448	98-0627530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Grand Canal Square,
Grand Canal Harbour,
Dublin 2, Ireland
(Address of principal executive offices)
Registrant’s telephone number, including area code: (353) (1) 646-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced retirement of Pamela J. Craig, chief financial officer of Accenture plc (“Accenture”), the Board of Directors (the “Board”) of Accenture determined on April 24, 2013 to waive the remaining service-based vesting conditions for a portion of Ms. Craig’s previously granted outstanding equity awards. These waivers apply to 27,278 time-vested restricted stock units, which were granted for her past performance, under the 2011, 2012 and 2013 Senior Officer Performance Equity Award Programs, and to 28,591 (assuming target performance) performance-vested restricted share units under the 2012 and 2013 Key Executive Performance Share Programs that are not otherwise scheduled to vest on or prior to her retirement. An additional number of shares could be earned as dividend equivalents in accordance with Ms. Craig’s equity award agreements. Although the Board waived the remaining service-based vesting conditions for the awards under the Key Executive Performance Share Programs, the vesting for each award will occur only to the extent that Accenture’s performance objectives are met over the three-year performance period for each award, with the actual number of shares (which may be below, at or above target) determined based on Accenture’s cumulative performance over the relevant performance period.

In connection with Ms. Craig’s retirement, the Board also determined that in lieu of any awards of restricted stock units under the Senior Officer Performance Equity Award Program and Accenture Leadership Equity Award Program, which would be intended to reward Ms. Craig for her performance in fiscal 2013, Ms. Craig should instead receive an equivalent cash payment for her fiscal 2013 performance in an amount to be established at the time that the award of restricted stock units to the other named executive officers is determined.
In addition, Ms. Craig will receive office space with administrative support for her use after retirement, until December 31, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 30, 2013	ACCENTURE PLC

	By:	/s/ Julie Spellman Sweet
	Name:	Julie Spellman Sweet
	Title:	General Counsel, Secretary & Chief Compliance Officer